EXHIBIT (c)(v)

Announcement entitled “No change to Queensland Treasury Corporation’s 2012-13 borrowing program”

MEDIA RELEASE
16 JANUARY 2013

No change to Queensland Treasury Corporation’s 2012-13 borrowing program

Following the December release of the Queensland Government’s Mid-Year Fiscal and Economic Review, there will be no change to Queensland Treasury Corporation’s (QTC) $18.7 billion borrowing program for 2012-13.

The $18.7 billion consists of $13.7 billion of term debt (to fund $12.5 billion of new borrowings for clients and to refinance $1.2 billion of maturing term debt), and approximately $5 billion to maintain short-term debt outstandings.

Of the total $13.7 billion term debt requirement, QTC has, to date, borrowed $7 billion primarily through the issuance of AUD benchmark bonds, leaving $6.7 billion to raise prior to 30 June 2013.

2012-13 funding

Three new AUD benchmark bond lines have been launched this fiscal year (maturing in 2017, 2019 and 2023 respectively), providing investors with a maturity option in each calendar year out to 2024.

Benchmark bonds will remain QTC’s principal source of funding, and through members of its Fixed Interest Distribution Group, QTC will continue regular issuance into existing benchmark bond lines on both a public and a reverse enquiry basis.

QTC will also monitor investor demand in domestic and global financial markets for opportunities to diversify term funding sources.

2013-14 Borrowing Program

QTC will announce its 2013-14 Borrowing Program following the release of Queensland Government’s State Budget, which is scheduled for 4 June 2013.

Level 6, 123 Albert Street Brisbane Queensland Australia 4000

GPO Box 1096 Brisbane Queensland Australia 4001

telephone 07 3842 4600 facsimile 07 3221 4122 www.qtc.qld.gov.au

QTC’S 2012-13 TERM DEBT BORROWING REQUIREMENTS1 (AS AT 14 JANUARY 2013)

Requirements	AUD m*	AUD m*

New money

State	10,900

Local Government and other entities#	1,600

Total new money		12,500

Net term debt refinancing		1,200

Total term debt		13,700

Raised to date (14 January 2013)		(7,000)

Remaining term debt		6,700

[1]	Funding activity may vary depending upon actual client requirements, the State’s financial position, and financial market conditions.
*	Numbers are rounded to the nearest $100 million
#	Other entities include: retail water entities, universities, grammar schools and water boards

Links

Queensland Mid-Year Fiscal and Economic Review:

http://www.treasury.qld.gov.au/office/knowledge/docs/mid-year-review/index.shtml

Queensland Treasury Corporation:

www.qtc.qld.gov.au

ENDS

For further enquiries:

Kate Scott, Senior Advisor (Market Communication), Funding & Markets

Ph: +61 7 3842 4701 / +61 438 389 092 / kscott@qtc.com.au

Richard Jackson, Executive General Manager, Funding & Markets Ph: +61 7 3842 4789

MEDIA RELEASE	Page 2